As filed with the Securities and Exchange Commission on May 1, 2020

Registration No. 333-47288
Registration No. 333-70870
Registration No. 333-108573
Registration No. 333-111878
Registration No. 333-111880
Registration No. 333-118234

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to

Form S-3 Registration Statement No. 333-47288
Form S-3 Registration Statement No. 333-70870
Form S-3 Registration Statement No. 333-108573
Form S-3 Registration Statement No. 333-111878
Form S-3 Registration Statement No. 333-111880
Form S-3 Registration Statement No. 333-118234

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNAP CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	91-2145721
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

12120 Sunset Hills Road, Suite 330, Reston, Virginia 20190
(Address of Principal Executive Offices, including Zip Code)

Richard P. Diegnan
General Counsel
Internap Corporation
12120 Sunset Hills Road, Suite 330
Reston, Virginia 20190
(404) 302-9700
(Name, address and telephone number, including area code, of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

Thomas A. Monson
Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654-3456
(312) 222-9350

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: Not applicable.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	⌧

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	⌧

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act   ☐

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

Internap Corporation (the “Company”) registered the public offer and sale from time to time pursuant to the Securities Act of 1933, as amended, shares of the common stock, par value $0.001 per share of the Company (the “Registered Securities”), pursuant to the following registration statements (as amended, the “Registration Statements”):

•	Form S-3 Registration Statement No. 333-47288, originally filed with the Securities and Exchange Commission on October 4, 2000;
•	Form S-3 Registration Statement No. 333-70870, originally filed with the Securities and Exchange Commission on October 3, 2001;
•	Form S-3 Registration Statement No. 333-108573, originally filed with the Securities and Exchange Commission on September 8, 2003;
•	Form S-3 Registration Statement No. 333-111878, originally filed with the Securities and Exchange Commission on January 13, 2004;
•	Form S-3 Registration Statement No. 333-111880, originally filed with the Securities and Exchange Commission on January 13, 2004; and
•	Form S-3 Registration Statement No. 333-118234, originally filed with the Securities and Exchange Commission on August 13, 2004.

The Company is filing these post-effective amendments to the Registration Statements (“Post-Effective Amendments”) in order to remove from registration any Registered Securities registered and unsold under the Registration Statements and to terminate the Registration Statements.

As previously disclosed, on March 16, 2020, the Company and certain subsidiaries filed voluntary petitions for relief (collectively, the “Chapter 11 Cases”) under Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York, White Plains Division.  As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements.

In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of the Post-Effective Amendments all Registered Securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Registered Securities and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia on this 1st day of May, 2020.

INTERNAP CORPORATION

By:	/s/ Richard P. Diegnan
Richard P. Diegnan
EVP and General Counsel

Note: No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.